Exhibit (n)

APPENDIX A

TO THE AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

Amended June 29, 2011, March 8, 2013, September 10, 2014, June 14, 2018, September 4, 2019, May 10, 2021 and June 12, 2024

BBH TRUST

Designations of Series Offering Multiple Classes of Shares

The Series of the BBH Trust having multiple classes of shares and the specific designations thereof, are as follows:

BBH Limited Duration Fund	Class N Shares Class I Shares

BBH Intermediate Municipal Bond Fund	Class N Shares Class I Shares

BBH Income Fund	Class N Shares Class I Shares

BBH Select Series – Mid Cap Fund	Class I Shares Retail Class